Company / Investor Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Acquires One and Two Commerce Square for $331.8 million
Radnor, PA, September 5, 2013 - Brandywine Realty Trust (NYSE: BDN) announced today that it has entered into an agreement with Parkway Properties, Inc. (“Parkway”) to acquire two Trophy-class high rise assets located in Philadelphia's CBD, One and Two Commerce Square (“Commerce Square”), based on a $331.8 million valuation, or $175 per square foot. Closing of the acquisition is subject to customary closing conditions and the consummation of the merger between Parkway and Thomas Properties Group, Inc. (“Thomas”). Brandywine currently owns a 25% preferred interest in Commerce Square and will acquire the remaining common ownership interests from Thomas subject to two existing first priority mortgages totaling approximately $238.0 million and will fund the remaining net cash portion totaling $69.0 million from Brandywine's existing cash balances.
Commerce Square consists of two 41-story Trophy-class towers comprising a full city block on Market Street between 20th and 21st Streets and totals 1,896,142 square feet. The buildings were built in 1987 and 1992 and, through a recent extensive capital redevelopment program, Commerce Square achieved LEED-Silver status. Commerce Square has a central plaza, The Court at Commerce Square, including ground-level retail, restaurant space and a 525-space underground garage. Upon completion of the transaction, Brandywine will assume full management responsibilities, including property management and leasing.

“This transaction enables us to acquire two of Philadelphia's Trophy-class CBD properties at a significant discount to replacement cost,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “Commerce Square is currently 88% leased providing good current NOI with significant occupancy and rental rate growth opportunities. This transaction is consistent with our stated objective of increasing overall revenue contribution from urban and town center properties.  This acquisition is subject to existing secured debt balances and we will continue acceleration of our non-core asset sale program to continue strengthening our balance sheet.”

Brandywine has also entered into an agreement with Parkway to acquire Four Points Centre and an adjacent 19-acre land parcel in Austin, Texas for $51.0 million. Four Points Centre is valued at $42.0 million, or $217 per square foot, and is comprised of two three-story buildings located in Austin's Northwest submarket and totals 193,862 square feet. The two LEED-Gold buildings were built in 2008 and are currently 100% leased. The adjacent 19-acre land parcel is valued at $9.0 million, or $18.75 per FAR, and is entitled to build up to 480,000 square feet of office space. The acquisition is subject to a 45-day due diligence period, customary closing conditions and the completion of the merger between Parkway and Thomas.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and suburban office portfolio comprising 283 properties and 32.9 million square feet, including 210 properties and 24.2 million square feet owned on a consolidated basis and 54 properties and 6.2 million square feet in 17 unconsolidated real estate ventures all as of June 30, 2013. For more information, please visit www.brandywinerealty.com.

555 East Lancaster Avenue, Suite 100; Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others, the Company's ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions.  Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2012.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

555 East Lancaster Avenue, Suite 100; Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622